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                                                                    EXHIBIT 99.2
                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion describes the material U.S. federal income tax consequences relating to the taxation of Brandywine Realty Trust as a REIT and the ownership and disposition of Brandywine's common shares.

         If Brandywine offers one or more series of preferred shares or debt securities under this prospectus, information about any income tax consequences to holders of those preferred shares or debt securities will be included in an applicable prospectus supplement.

         Because this is a summary that is intended to address only material federal income tax consequences relating to the ownership and disposition of Brandywine's common shares that will apply to all holders, this summary may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

         the tax consequences to you may vary depending on your particular tax situation;

         special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Code;

         this summary does not address state, local or non-U.S. tax considerations (See " - Other Tax Consequences");

         this summary deals only with our common shareholders that hold common shares as "capital assets" within the meaning of Section 1221 of the Code; and

         this discussion is not intended to be, and should not be construed as, tax advice.

         You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

         As used herein, a "U.S. shareholder" means a beneficial owner of our common shares that is for U.S. federal income tax purposes (1) a citizen or resident of the U.S., (2) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

         The information in this summary is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed in this summary. Therefore, it is possible that the Internal Revenue Service could challenge the statements in this summary, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

         On October 22, 2004, President Bush signed into law the American Jobs Creation Act of 2004 (the "Act"). The Act makes a number of changes to the REIT rules in the Code, generally taking effect in our taxable year beginning January 1, 2005. The following summary includes a discussion of the material changes made by the Act.

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TAXATION OF BRANDYWINE AS A REIT

         Brandywine first elected to be taxed as a REIT for the taxable year ended December 31, 1986, and has operated and expects to continue to operate in such a manner so as to remain qualified as a REIT for Federal income tax purposes. An entity that qualifies for taxation as a REIT and distributes to its shareholders an amount at least equal to 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus 90% of its income from foreclosure property (less the tax imposed on such income) is generally not subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to Federal income tax as follows:

                  1. We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

                  2. Under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any.

                  3. If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax. See " - Sale of Partnership Property."

                  4. If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

                  5. If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

                  6. If we have (1) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by us by foreclosure or otherwise or default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be subject to tax on such income at the highest corporate rate.

                  7. If we were to acquire any asset from a taxable "C" corporation in a carry-over basis transaction, we could be liable for specified tax liability inherited from that "C" corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis. We would not be subject to tax on the built in gain, however, if we do not dispose of the acquired property within the 10-year period following acquisition of such property.


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QUALIFICATION OF BRANDYWINE AS A REIT

         The Code defines a REIT as a corporation, trust or association:

                  1. that is managed by one or more trustees or directors;

                  2. the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

                  3. that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

                  4. that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

                  5. the beneficial ownership of which is held by 100 or more persons;

                  6. during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

                  7. that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

                  8. that uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and the Treasury Regulations; and

                  9. that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

         Conditions (1) through (4) must be satisfied during the entire taxable year, and condition (5) must be satisfied during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We have previously issued Common Shares in sufficient proportions to allow us to satisfy requirements (5) and (6) (the "100 Shareholder" and "five-or-fewer" requirements). In addition, our Declaration of Trust provides restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the requirements described in conditions (5) and (6) above. See " - Description of Shares of Beneficial Interest - Restrictions on Transfer." However, these restrictions may not ensure that we will, in all cases, be able to satisfy the requirements described in conditions (5) and (6) above. In addition, we have not obtained a ruling from the Internal Revenue Service as to whether the provisions of our Declaration of Trust concerning restrictions on transfer and conversion of Common Shares to "Excess Shares" will allow us to satisfy conditions (5) and (6). If we fail to satisfy such share ownership requirements, our status as a REIT will terminate. However, for taxable years beginning on or after January 1, 2005, the Act provides that if the failure to meet the share ownership requirements is due to reasonable cause and not due to willful neglect, we may avoid termination of our REIT status by paying a penalty of $50,000.

         To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.


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QUALIFIED REIT SUBSIDIARIES

         We currently have several wholly-owned subsidiaries which are "qualified REIT subsidiaries" and we may have additional wholly-owned "qualified REIT subsidiaries" in the future. The Code provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT and that has not elected to be a "Taxable REIT Subsidiary." In applying the requirements described herein, all of our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. These subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

TAXABLE REIT SUBSIDIARIES

         We currently have several "taxable REIT subsidiaries," and may have additional taxable REIT subsidiaries in the future. A REIT may hold any direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary" as long as the value of the REIT's holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See " - Asset Tests" below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns.

         A taxable REIT subsidiary can perform tenant services without causing the REIT to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to a REIT. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

OWNERSHIP OF PARTNERSHIP INTERESTS BY A REIT

         A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described herein. Brandywine has control over the Operating Partnership and most of the partnership and limited liability company subsidiaries of the Operating Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Brandywine as a REIT.

INCOME TESTS

         In order to qualify as a REIT, Brandywine must generally satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of securities.


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         Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, subject to certain limited exceptions, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received with respect to a property to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the REIT derives no income, or through a taxable REIT subsidiary. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." In addition, a de minimis rule applies with respect to non-customary services. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." A taxable REIT subsidiary may provide services (including noncustomary services) to a REIT's tenants without "tainting" any of the rental income received by the REIT, and will be able to manage or operate properties for third parties and generally engage in other activities unrelated to real estate.

         We do not anticipate receiving rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We also do not anticipate receiving more than a de minimis amount of rents from any related party tenant or rents attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such real property.

         We provide services to our properties that we own through the Operating Partnership, and we believe that all of such services will be considered "usually or customarily rendered" in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the properties as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, we will employ an "independent contractor" or a taxable REIT subsidiary to provide such services.

         The Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. In particular, dividends received from a taxable REIT subsidiary will not qualify under the 75% test. We believe, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause Brandywine to exceed the limits on non-qualifying income under either the 75% or 95% gross income tests.

         If Brandywine fails to satisfy one or both of the 75% of 95% gross income tests for any taxable year, Brandywine may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (1) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (2) we have attached a schedule of the sources of our income to our return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. In addition, for taxable years beginning on or after January 1, 2005, the Act provides that we must also file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests. It is not possible, however, to state whether in all circumstances Brandywine would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of Brandywine as a REIT," even if these relief provisions apply, a tax would be imposed based on the excess net income.

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         Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Brandywine's share of this type of gain realized by the Operating Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

ASSET TESTS

         At the close of each quarter of each taxable year, Brandywine must satisfy the following tests relating to the nature of our assets:

         First, at least 75% of the value of our total assets must be represented by cash or cash items (which generally include receivables), government securities, "real estate assets" (which generally include interests in real property, interests in mortgages on real property and shares of other REITs), or, in cases where we receive proceeds from shares of beneficial interest or publicly offered long-term (at least five-year) debt, temporary investments in stock or debt instruments during the one-year period following our receipt of such proceeds.

         Second, of the investments not included in the 75% asset class, the value of any one issuer's securities we own may not exceed 5% of the value of our total assets ("5% test"); and we may not own more than 10% of the vote or value of any one issuer's outstanding securities ("10% test"), except for our interests in the Operating Partnership, noncorporate subsidiaries, taxable REIT subsidiaries and any qualified REIT subsidiaries, and except (with respect to the 10% value test) certain "straight debt" securities.

         Effective for taxable years beginning after December 31, 2000, the Act expands the safe harbor under which certain types of securities are disregarded for purposes of the 10% value limitation to include (i) straight debt securities (including straight debt securities that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Code, other than with a "related person"; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, for purposes of applying the 10% value limitation, (a) a REIT's interest as a partner in a partnership is not considered a security; (b) any debt instrument issued by a partnership is not treated as a security if at least 75% of the partnership's gross income is from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership is not treated as a security to the extent of the REIT's interest as a partner in the partnership.

         Third, not more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries.

         For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures, including items that are structural components of such buildings or structures, a leasehold of real property, and an option to acquire real property, or a leasehold of real property.

         For purposes of the asset tests, we are deemed to own our proportionate share of the assets of the Operating Partnership, any qualified REIT subsidiary, and each noncorporate subsidiary, rather than our interests in those entities. At least 75% of the value of our total assets have been and will be represented by real estate assets, cash and cash items, including receivables and government securities. In addition, except for our interests in the Operating Partnership, the noncorporate subsidiaries, another REIT, any taxable REIT subsidiary and any qualified REIT subsidiary, we have not owned, and will not own (1) securities of any one issuer the value of which exceeds 5% of the value of our total assets, or (2) more than 10% of the vote or value of any one issuer's outstanding securities. We have not owned, and will not own, securities of taxable REIT subsidiaries with an aggregate value in excess of 20% of the value of our assets.

         As noted above, one of the requirements for qualification as a REIT is that a REIT not own more than 10% of the vote or value of any corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock), a taxable REIT subsidiary and stock in another REIT. The Operating Partnership owns all or substantially all of the voting securities of several entities that have elected to be taxed as corporations and are taxable REIT subsidiaries. We and each taxable REIT subsidiary have jointly made a taxable REIT subsidiary election and, therefore, ownership of such subsidiaries will not violate the 10% test.

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         We own 100% of the common shares of eight entities that have elected or will elect to be treated as real estate investment trusts ("Captive REITs"). Provided that each of the Captive REITs continues to qualify as a REIT
(including satisfaction of the ownership, income, asset and distribution tests discussed herein) the common shares of the Captive REITs will qualify as real estate assets under the 75% test. However, if any Captive REIT fails to qualify as a REIT in any year, then the common shares of such Captive REIT will not qualify as real estate assets under the 75% test. In addition, because we own more than 10% of the common shares of each Captive REIT, Brandywine would not satisfy the 10% test if any Captive REIT were to fail to qualify as a REIT. Accordingly, Brandywine's qualification as a REIT depends upon the ability of each Captive REIT to continue to qualify as a REIT.

         After initially meeting the asset tests at the close of any quarter, Brandywine will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful. If we fail to cure any noncompliance with the asset tests within such time period, our status as a REIT would be lost.

         For taxable years beginning on or after January 1, 2005, the Act provides relief from certain failures to satisfy the REIT asset tests. If the failure relates to the 5% test or 10% test, and if the failure is de minimis (does not exceed the lesser of $10 million or 1% of our assets as of the end of the quarter), we may avoid the loss of our REIT status by disposing of sufficient assets to cure the failure within 6 months after the end of the quarter in which the failure was identified. For failures to meet the asset tests that are more than a de minimis amount, we may avoid the loss of our REIT status if: the failure was due to reasonable cause, we file a disclosure schedule at the end of the quarter in which the failure was identified, we dispose of sufficient assets to cure the failure within 6 months after the end of the quarter, and we pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

ANNUAL DISTRIBUTION REQUIREMENTS

         In order to qualify as a REIT, Brandywine is required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 90% of its "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) certain "excess" non-cash income. In addition, if we dispose of a built-in gain asset during the 10 year period following its acquisition, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Brandywine timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or we distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT net capital gain income for such year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.


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         Brandywine intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership authorizes Brandywine, as general partner, to operate the partnership in a manner that will enable it to satisfy the REIT requirements and avoid the imposition of any federal income or excise tax liability. It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due primarily to the expenditure of cash for nondeductible items such as principal amortization or capital expenditures. In order to meet the 90% distribution requirement, we may borrow or may cause the Operating Partnership to arrange for short-term or other borrowing to permit the payment of required distributions or declare a consent dividend, which is a hypothetical distribution to shareholders out of our earnings and profits. The effect of such a consent dividend (which, in conjunction with distributions actually paid, must not be preferential to those shareholders who agree to such treatment) would be that such shareholders would be treated for federal income tax purposes as if they had received such amount in cash, and they then had immediately contributed such amount back to Brandywine as additional paid-in capital. This would result in taxable income to those shareholders without the receipt of any actual cash distribution but would also increase their tax basis in their shares by the amount of the taxable income recognized.

         Under certain circumstances, Brandywine may be able to rectify a failure to meet the distribution requirement for a given year by paying "deficiency dividends" to shareholders in a later year that may be included in Brandywine's deduction for distributions paid for the earlier year. Thus, Brandywine may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Brandywine will be required to pay to the Internal Revenue Service interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

         For taxable years beginning on or after January 1, 2005, the Act provides relief for many failures to satisfy the REIT requirements. In addition to the relief provisions for failures to satisfy the income and asset tests (discussed above), the Act provides additional relief for other failures to satisfy REIT requirements. If the failure is due to reasonable cause and not due to willful neglect, and we elect to pay a penalty of $50,000 for each failure, we can avoid the loss of our REIT status.

         If Brandywine fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, it will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Brandywine fails to qualify will not be deductible to us. In such event, to the extent of Brandywine's current and accumulated earnings and profits, all distributions to shareholders will be taxable to them as dividends, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Under current law, such dividends should be taxable to individual shareholders at the 15% rate for qualified dividends provided that applicable holding period requirements are met. Unless entitled to relief under specific statutory provisions, Brandywine also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Brandywine would be entitled to such statutory relief.

INCOME TAXATION OF THE OPERATING PARTNERSHIP, SUBSIDIARY PARTNERSHIPS AND THEIR PARTNERS

         The following discussion summarizes certain Federal income tax considerations applicable to Brandywine's investment in the Operating Partnership and the Operating Partnership's subsidiary partnerships and limited liability companies (referred to as the "Subsidiary Partnerships").

CLASSIFICATION OF THE OPERATING PARTNERSHIP AND SUBSIDIARY PARTNERSHIPS AS PARTNERSHIPS

         Brandywine owns all of its Properties or the economic interests therein through the Operating Partnership. Brandywine will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Subsidiary Partnerships) only if the Operating Partnership and the Subsidiary Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability and free transferability of interests.

         Neither the Operating Partnership nor any of the Subsidiary Partnerships requested a ruling from the Internal Revenue Service that it would be treated as a partnership for Federal income tax purposes.

         Effective January 1, 1997, Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Treasury Regulations, both the Operating Partnership and each of the Subsidiary Partnerships will be classified as partnerships for federal income tax purposes except for any entity for which an affirmative election is made by the entity to be taxed as a corporation. Under a special transitional rule in the Treasury Regulations, the Internal Revenue Service will not challenge the classification of an existing entity such as the Operating Partnership or a Subsidiary Partnership for periods prior to January 1, 1997 if:
(1) the entity has a "reasonable basis" for its classification; (2) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (3) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the Internal Revenue Service. Neither the Operating Partnership nor any of the Subsidiary Partnerships changed its classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that its classification as a partnership for federal income tax purposes was under examination by the Internal Revenue Service.

         If for any reason the Operating Partnership or a Subsidiary Partnership were classified as an association taxable as a corporation rather than as a partnership for Federal income tax purposes, Brandywine would not be able to satisfy the income and asset requirements for REIT status. See " - Income Tests" and " - Asset Tests." In addition, any change in any such Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. See " - Annual Distribution Requirements." Further, items of income and deduction of any such Partnership would not pass through to its partner (e.g., Brandywine), and its partners would be treated as shareholders for tax purposes. Any such Partnership would be required to pay income tax at corporate tax rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

PARTNERSHIP ALLOCATIONS

         Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, which require that partnership allocations respect the economic arrangement of the partners.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

         We believe that the fair market values of the properties contributed directly or indirectly to the Operating Partnership in various transactions were different than the tax basis of such Properties. Pursuant to Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Pre-Contribution Gain or Loss"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Thus, if the Operating Partnership sells contributed property at a gain or loss, such gain or loss will be allocated to the contributing partners, and away from us, generally to the extent of the Pre-Contribution Gain or Loss.

         The Treasury Department has issued final regulations under Section 704(c) of the Code which give partnerships flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any Pre-Contribution Gain or Loss attributable to the contributed property. These regulations permit partnerships to use any "reasonable method" of accounting for Pre-Contribution Gain or Loss. These regulations specifically describe three reasonable methods, including (1) the "traditional method" under current law, (2) the traditional method with the use of "curative allocations" which would permit distortions caused by Pre-Contribution Gain or Loss to be rectified on an annual basis and (3) the "remedial allocation method" which is similar to the traditional method with "curative allocations." The partnership agreement of the Operating Partnership permits us, as general partner, to select one of these methods to account for Pre-Contribution Gain or Loss.

DEPRECIATION

         The Operating Partnership's assets include a substantial amount of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction generally retain the same depreciation method and recovery period as they had in the hands of the partner who contributed them to the partnership. Accordingly, a substantial amount of the Operating Partnership's depreciation deductions for its real property are based on the historic tax depreciation schedules for the properties prior to their contribution to the Operating Partnership. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any depreciable real property purchased by the Partnerships is currently depreciated over 40 years. In certain instances where a partnership interest rather than real property is contributed to the Partnership, the real property may not carry over its recovery period but rather may, similarly, be subject to the lengthier recovery period.

         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Thus, because much of the property contributed to the Operating Partnerships is appreciated, we will generally receive allocations of tax depreciation in excess of our percentage interest in the Operating Partnership. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

         As described previously, Brandywine, as a general partner of the Operating Partnership, may select any permissible method to account for Pre-Contribution Gain or Loss. The use of certain of these methods may result in us being allocated lower depreciation deductions than if a different method were used. The resulting higher taxable income and earnings and profits, as determined for federal income tax purposes, should decrease the portion of distributions which may be treated as a return of capital. See "- Taxation of Taxable Domestic Shareholders."

BASIS IN OPERATING PARTNERSHIP INTEREST

         Our adjusted tax basis in each of the partnerships in which we have an interest generally (1) will be equal to the amount of cash and the basis of any other property contributed to such partnership by us, (2) will be increased by
(a) our allocable share of such partnership's income and (b) our allocable share of any indebtedness of such partnership, and (3) will be reduced, but not below zero, by our allocable share of (a) such partnership's loss and (b) the amount of cash and the tax basis of any property distributed to us and by constructive distributions resulting from a reduction in our share of indebtedness of such partnership.

         If our allocable share of the loss (or portion thereof) of any partnership in which we have an interest would reduce the adjusted tax basis of our partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce our adjusted tax basis below zero. To the extent that distributions to us from a partnership, or any decrease in our share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally would be characterized as long-term capital gain if our interest in such partnership has been held for longer than the long-term capital gain holding period (currently 12 months).

SALE OF PARTNERSHIP PROPERTY

         Generally, any gain realized by a partnership on the sale of property held by the partnership for more than 12 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under requirements applicable to REITs under the Code, our share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "- Taxation of Brandywine as a REIT." Such prohibited transaction income will also have an adverse effect upon our ability to satisfy the income tests for REIT status. See " - Income Tests." Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT if the following requirements are satisfied: (1) the REIT has held the property for at least four years, (2) aggregate expenditures of the REIT during the four-year period preceding the sale which are includible in basis do not exceed 30% of the net selling price of the property, (3) (a) during the taxable year the REIT has made no more than seven sales of property or, in the alternative, (b) the aggregate of the adjusted bases of all properties sold during the year does not exceed 10% of the adjusted bases of all of the REIT's properties during the year, (4) in the case of property, not acquired through foreclosure or lease termination, the REIT has held the property for not less than four years for the production of rental income, and (5) if the requirement of clause (3) (a) is not satisfied, substantially all of the marketing and development expenditures were made through an independent contractor. Brandywine, as general partner of the Operating Partnership, believes that the Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating and leasing properties and to make such occasional sales of the properties as are consistent with its and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Partnerships will constitute a sale of property held for investment.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

         As long as Brandywine qualifies as a REIT, distributions made to Brandywine's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be dividends taxable to such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as long-term capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held its shares of beneficial interest. In general, U.S. shareholders will be taxable on long term capital gains at a maximum rate of 15%, except that the portion of such gain that is attributable to depreciation recapture will be taxable at the maximum rate of 25%. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. For calendar years 2003 through 2008, distributions that are designated as qualified dividend income will be taxed at the same rate as long-term capital gains. We may designate a distribution as qualified dividend income to the extent of (1) qualified dividend income we receive during the current year (for example, dividends received from a taxable REIT subsidiary), and (2) income on which we have been subject to corporate level tax during the prior year (for example, undistributed REIT taxable income) less the tax paid on that income. We expect that ordinary dividends paid by Brandywine generally will not be eligible for treatment as qualified dividend income to any significant extent. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for 12 months or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by us in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Brandywine and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Brandywine not later than the end of January of the following calendar year. Shareholders may not include in their individual income tax returns any of Brandywine's losses.

         In general, a U.S. shareholder will recognize capital gain or loss on the disposition of common shares equal to the difference between the sales price for such shares and the adjusted tax basis for such shares. Gain or loss recognized upon a sale or exchange of common shares by a U.S. shareholder who has held such shares for more than one year will be treated as long-term capital gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a U.S. shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent such shareholder has received distributions from us required to be treated as long-term capital gain. U.S. shareholders who realize a loss on the sale or exchange of shares may be required to file IRS Form 8886, Reportable Transaction Disclosure Statement, if the loss exceeds certain thresholds (for individual taxpayers, the threshold is $2,000,000 for a loss in a single taxable year). U.S. shareholders should consult with their tax advisors regarding Form 8886 filing requirements.

         Distributions from us and gain from the disposition of shares will not be treated as passive activity income and, therefore, U.S. shareholders will not be able to apply any "passive losses" against such income. Distributions from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of shares will generally be treated as investment income for purposes of the investment income limitation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, Brandywine will report to its U.S. shareholders and the Internal Revenue Service the amount of distributions paid (unless the U.S. shareholder is an exempt recipient such as a corporation) during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding may be credited against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Brandywine. See "- Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Distributions by us to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), as defined in
Section 512(a) of the Code provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         In the case of a "qualified trust" (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of the trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the "look-through exception"). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (1) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see "Description of Shares of Beneficial Interest - Restrictions on Transfer") and (2) the REIT is "predominantly held" by qualified trusts, i.e., if either (a) a single qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each owning more than 10% by value, holds in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%.

TAXATION OF NON-U.S. SHAREHOLDERS

         The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other shareholders that are not U.S. shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in our shares, including any reporting requirements.

         Distributions made by us that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Brandywine. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in our shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (1) a lower treaty rate applies and the Non-U.S. shareholder files a W-8BEN (or applicable substitute form) or (2) the Non-U.S. Shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shareholder in such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable to the shareholder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

         For any year in which Brandywine qualifies as a REIT, except as provided below for certain distributions after January 1, 2005, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Individuals who are Non-U.S. Shareholders will be required to report such gain on a U.S. federal income tax return and such gain will taxed at the normal capital gain rates applicable to U.S. individual shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief. Brandywine is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. The amount is creditable against the Non-U.S. Shareholder's U.S. tax liability.

         For distributions after January 1, 2005, the Act provides that distributions attributable to gain from sales or exchanges by us of United States real property interests are treated as ordinary dividends (not subject to FIRPTA) if the distribution is made to a Non-U.S. Shareholder with respect to any class of stock which is "regularly traded" on an established securities market located in the United States and if the Non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Accordingly, such distributions will generally be subject to a 30% U.S. withholding tax (subject to reduction under applicable treaty) and a Non-U.S. Shareholder will not be required to report the distribution on a U.S. tax return. In addition, the branch profits tax will not apply to such distributions.

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if Brandywine is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of beneficial interest was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of shares by a Non-U.S. Shareholder will not be subject to taxation under FIRPTA. However, because the shares may be traded, we cannot be sure that we will continue to be a "domestically controlled REIT." Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (1) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

         If we were not a domestically controlled REIT, a sale of common shares by a Non-U.S. shareholder would not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if (1) our preferred shares or common shares were "regularly traded" on an established securities market within the meaning of applicable Treasury regulations and (2) the Non-U.S. shareholder did not actually, or constructively under specified attribution rules under the Code, own more than 5% of our preferred shares or common shares at any time during the shorter of the five-year period preceding the disposition or the holder's holding period.

         Even if our common shares were not regularly traded on an established securities market, a Non-U.S. shareholder would not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if such Non-U.S. shareholder's common shares had a fair market value on the date of acquisition that was equal to or less than 5% of our regularly traded class of shares with the lowest fair market value. For purposes of this test, if a Non-U.S. shareholder acquired shares of common shares and subsequently acquired additional shares at a later date, then all such shares would be aggregated and valued as of the date of the subsequent acquisition.

STATEMENT OF SHARE OWNERSHIP

         Brandywine is required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. Brandywine must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information Brandywine has received as to the actual ownership of such shares and a list of those persons failing or refusing to comply with such demand.

OTHER TAX CONSEQUENCES

         Brandywine, the Operating Partnership, the Subsidiary Partnerships and Brandywine's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Brandywine, the Operating Partnership, the Subsidiary Partnerships and Brandywine's shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.